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As filed with the Securities and Exchange Commission on May 1, 2008

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Crystal River Capital, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland (State or other jurisdiction of incorporation or organization)	22-2230150 (I.R.S. Employer Identification No.)

Three World Financial Center
200 Vesey Street, 10th Floor
New York, New York 10281-1010
(212) 549-8400
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant's Principal Executive Offices)

Jonathan C. Tyras, Esq.
c/o Hyperion Brookfield Asset Management, Inc.
Three World Financial Center
200 Vesey Street, 10th Floor
New York, New York 10281-1010
(212) 549-8400
(Name, address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)
Copy to: Michael L. Zuppone, Esq. Paul, Hastings, Janofsky & Walker LLP 75 East 55th Street New York, New York 10022 (212) 318-6000

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☒

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

          If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

          CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)

Common Stock, par value $0.001 per share	5,000,000	$8.33	$41,650,000	$1,636.85

(1)
The shares may be sold, from time to time, by the registrant, pursuant to the registrant's Dividend Reinvestment Plan. This Registration Statement shall also cover any additional shares of common stock which become issuable under the registrant's Dividend Reinvestment Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of common shares.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low reported sales prices for our common stock, as reported on the New York Stock Exchange on April 24, 2008, which was within five business days prior to the date of filing of this Registration Statement. The proposed maximum offering price per share will be determined, from time to time, by the registrant in connection with the issuance by the registrant of the securities registered.

(3)
Does not take into account the discount of up to 5% that may be offered to participants in the registrant's Dividend Reinvestment Plan.

PROSPECTUS

DIVIDEND REINVESTMENT PLAN

5,000,000 SHARES OF COMMON STOCK

        We are offering existing holders of our common stock the opportunity to participate in our Dividend Reinvestment Plan, which we refer to as the Plan. The Plan is designed to be an economical and convenient method for existing stockholders to increase their holdings of our common stock.

        Through participation in the Plan, you will have the opportunity to reinvest cash dividends paid on your shares of common stock in additional shares of common stock, at a discount of 0% to 5%, as we may determine from time to time in our sole discretion. As of the date of this prospectus, we are not offering a discount on the purchase of shares of our common stock through the Plan. We may in the future offer a discount of up to 5%. If we do offer a discount in the future, we reserve the right to change or eliminate the discount at any time.

        This prospectus relates to 5,000,000 shares of our common stock to be offered for purchase under the Plan. Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol "CRZ". On April 30, 2008, the closing price of our common stock on the NYSE was $8.25 per share.

        Key features of the Plan are that you can:

  •
  Automatically reinvest all or any portion of your cash dividends in additional shares of our common stock;

  •
  Transfer your shares purchased through the Plan easily; and

  •
  Own and transfer your shares without holding or delivering physical certificates.

        Investing in our common stock involves risks. Please see "Risk Factors" beginning on page 6.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 1, 2008.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS		1
ABOUT CRYSTAL RIVER CAPITAL, INC.		2
SUMMARY		3
RISK FACTORS		6
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS		7
USE OF PROCEEDS		9
INFORMATION ABOUT THE PLAN		10
1.	What is the purpose of the Plan?	10
2.	What are the benefits and disadvantages of the Plan?	10
3.	Who is eligible to participate in the Plan?	10
4.	Can non-U.S. citizens participate in the Plan?	10
5.	How do I enroll in the Plan?	11
6.	I already own shares, but they are held by my bank or broker and registered in "street name." How can I participate in the Plan?	11
7.	Are there fees associated with participation in the Plan?	11
8.	What are the dividend payment options?	11
9.	Is there a discount from the Purchase Price on shares of common stock purchased through the Plan?	12
10.	What transactions can I conduct through AST's online services?	12
11.	What is the source of our common stock purchased through the Plan?	13
12.	When will shares be purchased under the Plan?	13
13.	At what price will shares be purchased?	13
14.	Will fractional shares be purchased?	14
15.	Will interest be paid on Plan accounts?	14
16.	Who will hold the additional shares purchased through the Plan?	14
17.	How may I receive a stock certificate?	14
18.	How do I replace a lost, stolen or destroyed stock certificate?	14
19.	May I add my physical shares of Crystal River common stock to my Plan account for safekeeping?	14
20.	How may I sell shares I hold through the Plan?	15
21.	Can I transfer shares that I hold in the Plan to someone else?	15
22.	I've just moved. How can I request a change of address or update other personal data?	15
23.	How may I modify or close my Plan account?	16
24.	Who administers and interprets the Plan? How do I contact them?	16

i

25.	What reports will I receive?	17
26.	What if Crystal River issues a stock dividend or declares a stock split or rights offering?	17
27.	How do I vote my Plan shares at stockholders' meetings?	18
28.	Can the Plan be changed and can the Plan Administrator terminate my Plan account?	18
29.	What are the responsibilities of Crystal River and AST under the Plan?	18
30.	Will dividends continue to be paid while the Plan is in effect?	18
31.	Can I pledge my Plan shares?	19
32.	Are there any other limits on the purchase of shares of common stock under the Plan?	19
33.	What are the federal income tax consequences of participating in the Plan?	21
FEDERAL INCOME TAX CONSIDERATIONS RELATING TO CRYSTAL RIVER		23
PLAN OF DISTRIBUTION		42
LEGAL MATTERS		43
EXPERTS		43
WHERE YOU CAN FIND MORE INFORMATION		43
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES		44

ii

ABOUT THIS PROSPECTUS

        Please read this prospectus carefully. Please keep this prospectus with your permanent investment records, since it contains important information about the Plan.

        You should rely only on the information contained or incorporated or deemed to be incorporated by reference in this prospectus. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the offered securities in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus or in any document incorporated or deemed to be incorporated by reference in this prospectus is accurate as of any date other than the date of that document. Neither the delivery of this prospectus nor any distribution of securities pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth in this prospectus or any document incorporated or deemed to be incorporated by reference in this prospectus since the date thereof.

ABOUT CRYSTAL RIVER CAPITAL, INC.

        Unless the context otherwise indicates, references in this prospectus to "we," "us," "our" or "Crystal River" refer to Crystal River Capital, Inc., a Maryland corporation; "Hyperion Brookfield Crystal River" and "our Manager" refer to our external manager, Hyperion Brookfield Crystal River Capital Advisors, LLC; "Brookfield" refers to Brookfield Asset Management Inc., the indirect parent company of Hyperion Brookfield Crystal River, together with its subsidiaries.

        Crystal River is a Maryland corporation that invests in commercial real estate, real estate loans and instruments, real estate-related securities, such as commercial and residential mortgage-backed securities, and various other asset classes. Our objective is to generate sustainable current income and long-term capital appreciation to our investors. To achieve this objective, we currently are investing primarily in commercial real estate, whole mortgage loans, junior interests in mortgage loans known as B Notes, mezzanine loans, commercial mortgage-backed securities, or CMBS, mortgage-backed securities issued by U.S. Government sponsored agencies, or Agency MBS, and non-Agency residential mortgage-backed securities, or non-Agency RMBS. We also have invested in and intend in the future to invest in diversified asset-backed securities, or ABS, including aircraft and consumer obligations, and collateralized debt obligations, or CDOs. Finally, we have made and intend to continue to make selective debt and/or equity investments in certain alternative assets, which may include power generating facilities, timber and private equity funds managed by certain of our affiliates that invest in such assets, to diversify our portfolio and enhance our risk adjusted returns. We are externally managed and advised by wholly-owned subsidiaries of Brookfield. We have elected and qualified to be taxed as a real estate investment trust, or REIT, under the Internal Revenue Code since the 2005 tax year. To maintain our tax status as a REIT, we have distributed, and intend to continue to distribute, at least 90% of our taxable income, and have tailored our balance sheet investment program to originate or acquire loans and investments to produce a portfolio that meets the asset and income tests necessary to maintain qualification as a REIT.

        Our principal executive offices are located at Three World Financial Center, 200 Vesey Street, 10th Floor, New York, New York 10281-1010, and our telephone number is (212) 549-8400. Our website address is http://www.crystalriverreit.com. Information included or referred to on our website is not incorporated by reference in or otherwise a part of this prospectus.

SUMMARY

        The following summary description of our Dividend Reinvestment Plan is qualified by reference to the full text of the Plan, which appears below under "Information About the Plan."

Purpose of the Plan	The Plan is a convenient and economical stock purchase program available for existing investors to increase their holdings of our common stock, $0.001 par value per share, which we refer to as common stock. Through the Plan, investors can reinvest the dividends paid on our common stock.
Dividend Reinvestment Options	You may choose from the following options:

Full Dividend Reinvestment: You may elect to reinvest all of your cash dividends by designating your election on your enrollment form. Dividends paid on all shares registered in your name in stock certificate form and/or credited to your account will be reinvested under the Plan in additional shares of common stock. Enrollment forms may be obtained at www.AmStock.com, the website for American Stock Transfer & Trust Company, the Plan Administrator.

Partial Dividend Reinvestment: You may elect to receive part of your dividends in cash by designating your election on your enrollment form. If you elect partial dividend reinvestment, you must specify the number of whole shares for which you want your dividends to be reinvested into additional shares of common stock. Dividends on shares you receive through the reinvestment of dividends will also be reinvested into shares of our common stock, unless you specify otherwise. Dividends paid on all other shares registered in your name in stock certificate form and/or credited to your account will be paid in cash.
No Dividend Reinvestment: If you do not sign up for the Plan, you will continue to be paid your common stock dividends in cash.

You may change your investment options at any time by submitting a new enrollment form to the Plan Administrator, American Stock Transfer & Trust Company. See Question 23 for more information. Dividends paid on all common shares acquired under and held in the Plan will be automatically reinvested in additional shares of our common stock, unless otherwise requested.
Purchase Date(s)	A Purchase Date is the date or dates on which the Plan Administrator purchases shares of our common stock for dividend reinvestments under the Plan. The Purchase Date(s) will be:
• if shares are acquired directly from us, the dividend payment date authorized by our board of directors; or

• in the case of open market purchases, the date or dates of actual investment, but generally no later than 35 business days following the dividend payment date.
Purchase Price for Dividend Reinvestments	•
If the shares are purchased from us, the Purchase Price will be the average of the daily high and low sales prices for a share of our common stock reported by the NYSE on the dividend payment date authorized by our board of directors, or, if no trading occurs in shares of common stock on the applicable dividend payment date, the first NYSE trading day immediately preceding the dividend payment date for which trades are reported.
•
If the shares are purchased in the open market, the Purchase Price will be the average price per share of shares purchased. You will be subject to minimal investment fees in connection with open market purchases. See Question 7.
Possible Discount From Purchase Price for Dividend Reinvestments
As of the date of this prospectus, we are not offering a discount on the from the Purchase Price of shares of our common stock through the Plan. We may in the future offer a discount of up to 5% from the Purchase Price on shares purchased by the Plan directly from us.

If we do offer a discount in the future, we may amend the Plan to change the amount of, or eliminate, the discount by providing you notice of this change. In addition, if we decrease or eliminate the discount, we will require you to confirm in writing that you still wish to have your dividends reinvested pursuant to the Plan.
Fees	See Question 7 for certain fees that may be applicable to your participation in the Plan.
No Interest Pending Investment	No interest will be paid on cash dividends pending reinvestment under the terms of the Plan.
Source of Purchase of Shares
Shares of common stock purchased through the Plan for dividend reinvestments will be supplied directly by us as newly issued shares or via purchases by us of common stock on the open market or through privately negotiated transactions, or by a combination of such purchases, at our option.
Amount Offered
This prospectus is part of a registration statement under which we have registered 5,000,000 shares of common stock authorized to be issued under the Plan. Because we expect to continue the Plan indefinitely, we expect to authorize for issuance and register under the Securities Act of 1933, as amended, which we refer to as the Securities Act, additional shares from time to time as necessary for purposes of the Plan and may otherwise amend the Plan.

Modification or Closure of Your Plan Account	You may modify or close your Plan account by notifying the Plan Administrator. See Question 23 for more information.
Who to Contact with Questions
If you have any questions about the Plan, please call the Plan Administrator, American Stock Transfer & Trust Company, or AST, toll free at 866-708-5584, 24 hours a day, seven days a week. Customer service representatives are available Monday through Thursday, between the hours of 8:00 A.M. and 7:00 P.M. Eastern Time, and Friday, between the hours of 8:00 A.M. and 5:00 P.M. Eastern Time. You can also obtain important information about the Plan by going to AST's website at www.AmStock.com.

RISK FACTORS

        You should carefully consider the risk factors below and those incorporated herein by reference in conjunction with the other information contained in or incorporated by reference into this prospectus before deciding to purchase shares of our common stock. In addition to the risk factors below, you should review the risk factors identified in Part I, Item 1A, of our most recent Annual Report on Form 10-K as those factors may be updated in our Quarterly Reports on Form 10-Q, all of which are incorporated by reference into this prospectus. You should consult your financial, tax, legal and other advisors prior to determining whether to participate in the Plan.

Your investment in the Plan is not protected from losses.

        Your investment in the Plan is no different from any investment in shares held by you. If you choose to participate in the Plan, then you should recognize that no one can assure you of a profit or protect you against loss on the shares that you purchase under the Plan. You bear the risk of loss in value and enjoy the benefits of gains with respect to all your shares. You need to make your own independent investment and participation decisions consistent with your situation and needs. No one can guarantee liquidity in the markets, and the value and marketability of your shares may be adversely affected by market conditions. Your ability to liquidate or otherwise dispose of shares in the Plan is subject to the terms of the Plan and the withdrawal procedures thereunder. You may not be able to withdraw or sell your shares in the Plan in time to react to market conditions.

        Plan accounts are not insured or protected by the Securities Investor Protection Corporation or any other entity and are not guaranteed by the Federal Deposit Insurance Corporation or any government agency.

Crystal River, its affiliates, the Manager and the Plan Administrator will have limited liability to you with respect to the Plan.

        Neither we, our subsidiaries, our affiliates, our Manager, nor the Plan Administrator will be liable for any act, or for any failure to act, as long as we or they have made good faith efforts to carry out the terms of the Plan, as described in this prospectus and on the forms that are designed to accompany each investment, sale or activity.

The Purchase Price for shares purchased or sold under the Plan will vary.

        The Purchase Price for any shares that you purchase or sell under the Plan will vary and cannot be predicted. You may purchase or sell shares at a price that is different from (more or less than) the price that you would face if you acquired or sold shares on the open market on the related dividend payment date or Purchase Date, or sale date, as appropriate.

We may not be able to pay dividends.

        We cannot assure you that we will declare or pay dividends in the future, and nothing contained in the Plan obligates us to do so. In order to qualify as a REIT, we must distribute to our stockholders at least 90% of our REIT taxable income each year. This distribution requirement may require us to distribute all or substantially all of our available cash and therefore may affect our ability to maintain dividend payments in the future if earnings decline. The requirements to qualify for REIT tax status are complex and technical, and we may not be able to qualify for reasons beyond our control. If we are unable to qualify for REIT tax status, then we may not be able to make distributions to our stockholders.

We may change our determination as to whether the Plan purchases shares for dividend reinvestments directly from us, which could increase the fees you pay in connection with purchases under the Plan.

        Although we presently expect that most shares purchased for dividend reinvestments will be purchased directly from us in the form of newly issued shares, we may, without giving you prior written notice, decide to instruct AST to purchase shares of our common stock for dividend reinvestments directly from third parties through open market transactions. Such purchases will be subject to processing fees, which are currently 2% of the dividend, subject to a maximum of $2.50, and commissions, which are currently $0.10 per share.

You will not earn any interest on your dividends pending investment.

        No interest will be paid on dividends pending investment or disbursement.

The market price for our common stock varies, and you should purchase shares for long-term investment only.

        Although our common stock currently is traded on the NYSE, we cannot assure you that there will, at any time in the future, be an active trading market for our common stock. Even if there is an active trading market for our common stock, we cannot assure you that you will be able to sell all of your shares at one time or at a favorable price, if at all. As a result, you should participate in the Plan only if you are capable of, and seeking, to make a long-term investment in our common stock. During the 52-week period ended April 30, 2008, the reported sale prices for our common stock as reported on the NYSE composite transaction tape ranged from $7.97 to $29.48.

You may incur tax obligations without receiving cash with which to pay those obligations.

        If you reinvest dividends under the Plan, you will be treated for federal income tax purposes as having received a dividend on the date shares of common stock are purchased on your behalf under the Plan, which may give rise to a tax payment obligation without providing you with cash to pay such tax when it becomes due. Similar rules and results will apply in many states for state income tax purposes. See Question 33 for a description of federal income tax consequences of participating in the Plan.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated and deemed to be incorporated by reference herein may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. Forward-looking statements relate to expectations, beliefs, estimates, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "goal," "objective," "potential," "project," "should," "will" and "would" or the negative of these terms or other comparable terminology.

        The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, the performance of our portfolio and our business, financial condition, liquidity and results of operations may vary materially from those expressed, anticipated or contemplated in our forward-looking statements. You should carefully consider these risks before you invest in our securities, along with the following factors that could cause actual results to vary from our forward-looking statements:

  •
  the factors referenced in this prospectus and the documents incorporated and deemed to be incorporated by reference in this prospectus, including those referred to above under the caption "Risk Factors;"

  •
  general volatility of the securities markets in which we invest and the market price of our securities;

  •
  future margin reductions and the availability of liquid assets to post additional collateral;

  •
  changes in our business strategy;

  •
  availability, terms and deployment of capital;

  •
  availability of qualified personnel;

  •
  changes in our industry, interest rates, the debt securities markets or the general economy;

  •
  increased rates of default and/or decreased recovery rates on our investments;

  •
  increased prepayments of the mortgage and other loans underlying our mortgage-backed or other asset-backed securities;

  •
  changes in governmental regulations, tax law and rates and similar matters;

  •
  our expected financings and investments;

  •
  the adequacy of our cash resources and working capital;

  •
  increased prepayments of the mortgage and other loans underlying our mortgage-backed or other asset-backed securities;

  •
  changes in generally accepted accounting principles by standard-setting bodies;

  •
  availability of investment opportunities in real estate-related and other securities; and

  •
  the degree and nature of our competition.

        In light of these risks, uncertainties and assumptions, the events described by our forward-looking statements might not occur. We qualify any and all of our forward-looking statements by these cautionary factors. Please keep this cautionary note in mind as you read this prospectus and the documents incorporated and deemed to be incorporated by reference herein. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

        We do not know either the number of shares of common stock that will be ultimately sold pursuant to the Plan or the prices at which such shares will be sold. We will receive proceeds from the purchase of shares of common stock through the Plan only to the extent that such purchases are made directly from us and not from open market purchases by the Plan Administrator. We intend to use the net proceeds from the sale of such shares of our common stock for general corporate purposes, including funding our investment activity, repayment of indebtedness and working capital.

INFORMATION ABOUT THE PLAN

1.     What is the purpose of the Plan?

        The Plan is a convenient and economical stock purchase program available for existing investors to increase their holdings. Participants in the Plan may have all or any portion of their cash dividends automatically reinvested in our common stock. The primary purpose of the Plan is to benefit long-term investors who want to increase their investment in our common stock.

        Participation in the Plan is voluntary, and we give no advice regarding your decision to participate in the Plan. However, if you decide to participate, enrollment forms are available and can be completed online, to the extent you do not receive an enrollment form with this prospectus or wish to enroll online. You can access these services through AST's website, www.AmStock.com.

2.     What are the benefits and disadvantages of the Plan?

        The primary benefits of participating in the Plan are as follows:

  •
  You may automatically reinvest cash dividends on all or a portion of your holdings of common stock in additional shares of common stock.

  •
  Shares of common stock purchased directly from us under the Plan will be issued without a sales commission.

  •
  Your funds are subject to full investment under the Plan because your account will be credited with the purchase of whole shares, as well as fractional shares computed to three decimal places. Dividends will be paid not only on whole shares but also proportionately on fractional shares held in your account. Dividends paid on all such shares, including fractional shares, will be used to purchase additional shares of common stock, unless you specify otherwise.

  •
  You may direct the Plan Administrator to transfer, at any time at no cost to you, all or a portion of your shares in the Plan to a Plan account for another person as long as you meet all of the transfer requirements as set forth in Question 21.

  •
  The Plan offers a "share safekeeping" service that allows you to deposit your common stock certificates with the Plan Administrator for $7.50 and to have your ownership of common stock purchased under the Plan maintained on the Plan Administrator's records in uncertificated form as part of your Plan account, if you so desire.

  •
  You will receive statements containing year-to-date information on all Plan transactions in your account within a reasonable time after a transaction occurs, as well as on a quarterly basis, that are designed to simplify your recordkeeping.

        For a description of disadvantages of participating in the Plan, see "Risk Factors" above.

3.     Who is eligible to participate in the Plan?

        The Plan is open to all U.S. residents that own shares of our common stock.

4.     Can non-U.S. citizens participate in the Plan?

        Yes. If you are not a U.S. citizen, you may participate in the Plan, provided there are no laws or governmental regulations that would prohibit you from participating or laws or governmental regulations that would affect the terms of the Plan. We reserve the right to terminate the participation of any stockholder if we deem it advisable under any foreign laws or regulations. You will be subject to certain tax withholding regarding dividends that are reinvested.

5.     How do I enroll in the Plan?

        After being furnished with a copy of this prospectus, you may join the Plan at any time by enrolling on-line through AST at www.AmStock.com or by completing and returning an enrollment form. All Plan materials, including enrollment forms, as well as other Plan forms and this prospectus, are available through the Plan Administrator as indicated in the answer to Question 24 below.

        You will become a participant after a properly completed enrollment form has been received and accepted by the Plan Administrator or after you enroll on-line.

6.     I already own shares, but they are held by my bank or broker and registered in "street name." How can I participate in the Plan?

        If you are the beneficial owner of common stock registered in "street name" (e.g., in the name of a bank, broker or trustee), you may participate in the Plan by either:

  •
  transferring those securities into your own name and depositing those shares of common stock into the Plan for safekeeping and electing to reinvest cash dividend payments on those shares in common stock (see the answer to Question 19); or

  •
  making arrangements with your record or registered holder (e.g., your bank, broker or trustee, who will become the participant) to participate in the Plan on your behalf.

7.     Are there fees associated with participation in the Plan?

        Yes. The fees below apply to your enrollment and participation in the Plan. These fees are payable to AST and we do not receive any part of these fees.

	Fees
	If Purchases are Made Directly from Us	If Purchases (Sales) are Made in the Open Market
Enrollment fee for new investors	$0	$0
Service fee for dividend reinvestment:	2% ($2.50 max)	2% ($2.50 max)
Service fee for sale of shares (partial or full) or termination	—	$15.00
Commission on all purchases and sales of shares	$0	$0.10 per share
Deposit or share certificate safekeeping service	$7.50	$7.50

8.     What are the dividend payment options?

        You may select from the following dividend options:

  •
  Full Dividend Reinvestment:  You may elect to reinvest all of your cash dividends by designating your election on your enrollment form. Dividends paid on all shares registered in your name in stock certificate form and/or credited to your account will be reinvested under the Plan in additional shares of common stock.

  •
  Partial Dividend Reinvestment:  You may elect to receive part of your dividends in cash by designating your election on your enrollment form. If you elect partial dividend reinvestment, you must specify the number of whole shares for which you want your dividends to be reinvested into additional shares of common stock. Dividends on shares you receive through the reinvestment of dividends will also be reinvested into shares of our common stock, unless you specify otherwise. Dividends paid on all other shares registered in your name in stock certificate form and/or credited to your account will be paid in cash.

  •
  No Dividend Reinvestment:  If you do not sign up for the Plan, you will continue to be paid your common stock dividends in cash.

        Automatic reinvestment of your dividends does not relieve you of liability for income taxes that may be owed on your dividends. Dividends paid on shares credited to your account will be included in information provided both to you and to the Internal Revenue Service, or IRS. You will be treated for federal income tax purposes as having received a dividend on the date shares of common stock are purchased on your behalf under the Plan, which may give rise to a tax payment obligation without providing you with immediate cash to pay such tax when it becomes due. Similar rules and results will apply in many states for state income tax purposes. See Question 33 for a description of federal income tax consequences of participating in the Plan.

        AST will begin to reinvest your dividends automatically on the next dividend payment date after AST receives your fully completed enrollment form; provided, however, if your completed enrollment form arrives after the record date for the next dividend, reinvestment may not begin until the following dividend.

9.     Is there a discount from the Purchase Price on shares of common stock purchased through the Plan?

        As of the date of this prospectus, we are not offering a discount on the purchase of shares of our common stock through the Plan. We may in the future offer a discount of up to 5% from the Purchase Price on shares purchased by the Plan directly from us.

        If we do offer a discount in the future, we may amend the Plan to change the amount of, or eliminate, the discount by providing you notice of this change. In addition, if we decrease or eliminate the discount, we will require you to confirm in writing that you still wish to have your dividends reinvested pursuant to the Plan.

10.   What transactions can I conduct through AST's online services?

        AST offers you a convenient way to invest in our common stock completely online, without having to send in any forms or checks by mail. Through AST's online services, you may:

  •
  enroll in the Plan;

  •
  request certificates;

  •
  arrange for online sales of some or all of your shares;

  •
  download enrollment and other forms;

  •
  update certain of your contact information;

  •
  receive transaction confirmations via email;

  •
  make inquiries via live chat; and

  •
  arrange to receive Crystal River annual reports and other materials over the Internet.

        You can access these services through the investor relations section of AST's website at www.AmStock.com. Participation in the Plan through the Internet is entirely voluntary.

        If you are currently a Crystal River stockholder of record (i.e., you do not hold your shares in "street name"), you will need your account number, social security number and password to access your account online. Persons who hold common stock in "street name" do not have accounts at AST.

11.   What is the source of our common stock purchased through the Plan?

        For dividend reinvestments, shares will be purchased by the Plan Administrator:

  •
  directly from us—in the form of newly issued shares;

  •
  from parties other than us, through open market transactions; or

  •
  using a combination of direct purchases and open market transactions;

in each case, at our sole discretion.

        We may also, without prior notice to participants, change our determination as to whether shares of common stock will be purchased by the Plan Administrator directly from us or in the open market or in privately negotiated transactions. In connection with any reinvestment of dividends in which the Plan Administrator purchases shares of our common stock on the open market, you will pay your pro rata share of all brokerage commissions.

        Share purchases in the open market may be made on any stock exchange where our common stock is traded or in privately negotiated transactions on such terms as AST may reasonably determine. Neither Crystal River nor any participant in the Plan will have any authority or power to direct the date, time or price at which shares may be purchased by AST. No one, other than AST, may select the broker or dealer through or from whom purchases are to be made.

        We presently expect that most shares will be purchased directly from us in the form of newly issued shares.

12.   When will shares be purchased under the Plan?

        The "Purchase Date" is the date or dates on which the Plan Administrator purchases shares of our common stock for the Plan, as described below. If the Plan Administrator acquires shares directly from us, it will combine the dividend funds of all Plan participants whose dividends are automatically reinvested and will generally invest such dividend funds on the dividend payment date. If the dividend payment date falls on a day that is not a NYSE trading day, then the investment will occur on the next NYSE trading day. If the Plan Administrator acquires shares from parties other than us through open market transactions, such purchases will occur during a period beginning on the day that would be deemed the Purchase Date if the shares were acquired directly from us (the dividend payment date or, if the dividend payment date falls on a day that is not a NYSE trading day, the next NYSE trading day) and ending no later than thirty-five (35) days following the applicable dividend payment date, except where completion at a later date is necessary or advisable under any applicable federal or state securities laws or regulations.

13.   At what price will shares be purchased?

        The price of shares for dividend reinvestments will be determined as follows:

  •
  If the shares are purchased from us, the Purchase Price will be the average of the daily high and low sales prices for a share of our common stock reported by the NYSE on the dividend payment date authorized by our board of directors, or, if no trading occurs in shares of common stock on the applicable dividend payment date, the first NYSE trading day immediately preceding the dividend payment date for which trades are reported.

  •
  If the shares are purchased in the open market, the Purchase Price will be the average price per share of shares purchased. You will be subject to minimal investment fees in connection with open market purchases. See Question 7.

14.   Will fractional shares be purchased?

        If any dividend is not sufficient to purchase a whole share of our common stock, a fractional share (calculated to three decimal places) will be credited to your account. Dividends will be paid on the fraction and will be reinvested or paid in cash in accordance with your standing instructions.

15.   Will interest be paid on Plan accounts?

        No. Interest will not be paid on Plan accounts or on any amounts held pending investment.

16.   Who will hold the additional shares purchased through the Plan?

        Shares purchased through the Plan are held in safekeeping in book-entry form on AST's records, unless you request a stock certificate in accordance with the response to Question 17 below. The number of shares (including fractional interests) held for each participant will be shown on each account statement. Keeping shares in book-entry form protects against certificate loss, theft and destruction.

17.   How may I receive a stock certificate?

        You may obtain a physical stock certificate (at no cost) for some or all of your whole shares at any time by requesting AST to withdraw shares from your Plan account. You may make such a request by going to www.AmStock.com, calling AST directly at 866-708-5584 or by using the tear-off form attached to the account statement. Certificates normally are issued to participants within five business days after receipt of the request. Issuing a certificate for shares held in your Plan account does not affect the automatic reinvestment of your dividends unless you withdraw all of the shares held in your Plan account. No certificates will be issued for fractional shares of common stock. Any remaining whole or fractional shares will continue to be credited to your account. If you request a certificate for all shares credited to your account, a certificate will be issued for the whole shares, and a cash payment will be made for any remaining fractional share. That cash payment will be based upon the then current market price of the common stock, less any processing fee and any other costs of sale. Please refer to Question 23 for instructions on closing your Plan account.

18.   How do I replace a lost, stolen or destroyed stock certificate?

        If your stock certificate is lost, stolen or destroyed, you should notify AST immediately so that a stop transfer order can be placed on the certificate. You should provide as much specific information about the certificate in question as possible in order to assist AST in identifying which certificate to place a stop transfer order against (certificate number, number of shares, date issued, etc.). AST will send you the forms necessary for issuing a replacement certificate. Please note that there is a fee of approximately 2% of the market value of the shares (minimum of $40.00) charged to purchase the replacement indemnity bond.

19.   May I add my physical shares of Crystal River common stock to my Plan account for safekeeping?

        Yes. At the time of enrollment in the Plan or at any later time, you may use the Plan's share certificate safekeeping service to deposit with AST any share of our common stock in certificate form in your possession and registered in your name. To combine shares held in certificate form with shares held through your Plan account, you must complete the tear-off section of the account statement and submit it, or a letter of instruction, with your certificates to AST at the address provided in Question 24. You should not sign the certificate(s) or complete the assignment section. There is a $7.50 charge for this service. Since you bear the risk of loss in transit, you should send your stock certificates by registered mail, return receipt requested and insured for 2% of the market value, or by some other form of traceable and/or insurable delivery. Shares held through your Plan account will be protected against certificate loss, theft and damage.

20.   How may I sell shares I hold through the Plan?

        You can sell some or all of the shares held in your Plan account by contacting AST online at www.AmStock.com or you may call AST directly at 866-708-5584. You can also submit your request to AST by completing and submitting the tear-off portion of the account statement. AST will cause your shares to be sold on the open market within five business days of receipt of your request. AST may combine your shares to be sold with those of other Plan participants selling shares at the same time. The sales price per share will be the weighted average price per share received by AST for all sales made on that day (and any succeeding days necessary to complete the sale order). Once sold, AST will send you the proceeds, less a service fee of $15.00 and applicable processing fees, currently $0.10 per share sold, which includes any brokerage commission that the Plan Administrator is required to pay. Proceeds are normally paid by check, which is distributed within 24 hours after your sale transaction has settled.

        AST reserves the right to decline to process a sale if it determines, in its sole discretion, that supporting legal documentation is required. In addition, no one will have any authority or power to direct the time or price at which shares for the Plan are sold, and no one, other than AST, will select the broker(s) or dealer(s) through or from whom sales are to be made.

        You should be aware that the price of our common stock may rise or fall during the period between a request for sale, its receipt by AST and the ultimate sale on the open market. Instructions sent to AST to sell shares are binding and may not be rescinded. If you prefer to have complete control as to the exact timing and sales prices, you can transfer the shares to a broker of your own choosing and sell them through that broker.

21.   Can I transfer shares that I hold in the Plan to someone else?

        Yes. You may transfer ownership of some or all of your shares held through the Plan. You may call AST at 866-708-5584 for complete transfer instructions or go to www.AmStock.com to download the appropriate materials. You will be asked to send AST written transfer instructions and your signature must be "Medallion Guaranteed" by a financial institution. Most banks and brokers participate in the Medallion Guarantee Program. The Medallion Guarantee Program ensures that the individual signing is in fact the owner of the shares to be transferred. A notary is not sufficient.

        You may transfer shares to new or existing Crystal River stockholders. You may not transfer fractional shares.

22.   I've just moved. How can I request a change of address or update other personal data?

        It is important that our records contain your most up-to-date personal data. If you need to request a change of address or update other personal data, please call AST at 866-708-5584 or write to them at the address provided in Question 24. You can also update your personal data through AST's online services at www.AmStock.com.

23.   How may I modify or close my Plan account?

  •
  Changing Dividend Reinvestment Options or Stopping Dividend Reinvestment:  You may change dividend reinvestment options or stop dividend reinvestment by submitting a new election form to the Plan Administrator by mail at the address for transaction processing in the response to Question 24. To be effective for a specific dividend, AST must receive any change before or on the record date for such dividend. Record dates are usually approximately 30 days prior to dividend payment dates. If AST does not receive your new election form before the record date for the next dividend, the changes will not be effective with respect to that dividend and will take effect with respect to the following dividend. After processing a request to stop dividend reinvestment, any shares credited to your account under the Plan will continue to be held in book entry form, and dividends on any of your shares held in book-entry form or stock certificate form will be paid in cash by check.

  •
  Closing your Plan account.  You may close your Plan account by:

  •
  Requesting that AST issue a stock certificate for all of your whole shares and a check for the value of any fractional share. See Question 17 for additional information on requesting a stock certificate; or

  •
  Requesting that AST sell the shares held in your Plan account on the open market and remit to you a check for the proceeds for all full and fractional shares, less a service fee of $15.00 and applicable processing fees. See Question 20 for additional information on sales.

        In order to be effective for a particular dividend, AST must receive a request to close your Plan account at least five business days prior to the dividend payment date.

24.   Who administers and interprets the Plan? How do I contact them?

        Administration of the Plan is conducted by the individual (who may our employee), bank, trust company or other entity (including our company) appointed from time to time by us to act as administrator of the Plan. AST is the current Plan Administrator. The Plan Administrator is responsible for administering the Plan, maintaining records of account activities, issuing statements of account and performing other duties required by the Plan. The number of shares credited to your account under the Plan will be shown on your statement of account.

        You may contact AST by:

Internet

        You can obtain information and perform certain transactions on your plan account on the AST website at www.AmStock.com.

Telephone

        You can telephone AST toll-free within the United States and Canada by calling 866-708-5584. An automated voice response system is available 24 hours a day, 7 days a week. Customer service representatives are available Monday through Thursday, between the hours of 8:00 A.M. and 7:00 P.M. Eastern Time, and Friday, between the hours of 8:00 A.M. and 5:00 P.M. Eastern Time (except holidays).

Mail

        You may write to the Plan Administrator at the following address:

  For inquiries, to:

  •
  Crystal River Dividend Reinvestment Plan
  c/o American Stock Transfer & Trust Company
  Dividend Reinvestment Department
  6201 15th Avenue
  Brooklyn, New York 11219

  For transaction processing, to:

  •
  Crystal River Dividend Reinvestment Plan
  c/o American Stock Transfer & Trust Company
  Dividend Reinvestment Department
  P.O. Box 922
  Wall Street Station
  New York, NY 10269-0560

        You should be sure to include your name, address, daytime phone number, social security or tax I.D. number and a reference to Crystal River on all correspondence.

25.   What reports will I receive?

        Easy to read statements of your calendar year-to-date account activity will be sent to you promptly after the settlement of each transaction. Each statement will show the amount invested, the purchase or sale price, the number of shares purchased or sold and the applicable service fees, as well as any activity associated with share deposits, transfers or withdrawals. These statements are a record of your Plan account activity and identify your cumulative share position. Please notify AST promptly if your address changes. In addition, you will receive copies of the same communications sent to all other holders of our common stock, such as our annual reports and proxy statements. You will also receive any Internal Revenue Service information returns, if required. If you prefer, and if such materials are available online, you may consent to receive communications from us electronically over the Internet. Instead of receiving materials by mail, you will receive an electronic notice to the e-mail address of record, notifying you of the availability of our materials and instructing you on how to view and act on them. In addition, you can review your current account status, Plan options and transaction history online at any time at www.AmStock.com. Please retain all transaction statements for tax purposes as there may be a fee for reconstructing past history.

26.   What if Crystal River issues a stock dividend or declares a stock split or rights offering?

        Any stock dividends or split shares of common stock distributed by us to you will be based on both the shares of common stock registered in your name in certificate form and the shares (whole and fractional) credited to your Plan account. Such stock dividend or stock split shares will be added to your Plan account in book-entry form. You will receive a statement indicating the number of shares or dividends earned as a result of the transaction. In the event of a rights offering, you will receive rights based upon the total number of whole shares you own, whether the shares are held in the form of a physical certificate or held in a Plan account. Any transactions under the Plan may be curtailed or suspended until the completion of any stock dividend, stock split or corporate action.

27.   How do I vote my Plan shares at stockholders' meetings?

        In connection with any meeting of our stockholders, you will receive proxy materials either online or by mail based on your preference and applicable law. Such material will include a proxy card representing both the shares for which you hold physical certificates and the shares held in your Plan account. Those shares will only be voted as you indicate on your executed proxy whether submitted by telephone, online or through the mail. If you sign and return the proxy card or authorize a proxy online or by telephone and no voting instructions are given with respect to any item on the proxy card, all of your shares will be voted in accordance with our recommendations. This is the same procedure that is followed for all other stockholders who authorize a proxy to vote and do not provide instructions. If you do not return the proxy card, or if you do not sign it, and you do not authorize a proxy online or by telephone, none of your shares will be voted. As an alternative to returning your proxy card, you may also vote all of your shares in person at the stockholders' meeting.

28.   Can the Plan be changed and can the Plan Administrator terminate my Plan account?

        We may suspend, modify or terminate the Plan at any time. All participants will receive notice of any such suspension, modification or termination. Amendments may include, among other things, our appointment of a successor Plan administrator and a change in the amount, or the elimination, of the discount offered in connection with purchases of our common stock through the reinvestment of dividends. We will notify you of any changes in the discount offered on dividend reinvestments. To the extent we decrease the amount of the discount offered in connection with dividend reinvestments, we will require you to confirm in writing that you still wish to have your dividends reinvested pursuant to the Plan. If you do not provide this confirmation, we will no longer reinvest your dividends in shares of our common stock, and dividends will be paid to you in cash by check. If the Plan is terminated, whole shares will continue to be held in book-entry form in your Plan account or distributed in certificate form at our sole discretion. A cash payment will be made for any fractional share.

        The Plan Administrator may terminate your Plan account if you do not own at least one whole share. In the event your Plan account is terminated for this reason, a check for the cash value of the fractional share will be sent to you, less any service and processing fees, and your account will be closed.

29.   What are the responsibilities of Crystal River and AST under the Plan?

        Neither we, our subsidiaries, our affiliates, the Manager and its affiliates nor AST will be liable for any act or omission to act, which was done in good faith, including any claim of liability (1) arising out of the failure to cease reinvestment of dividends for a participant's account upon the participant's death prior to receipt of notice in writing of the death along with a request to cease dividend reinvestment participation from a qualified representative of the deceased, and (2) with respect to the prices or times at which shares are purchased or sold for you. AST will have no liability for failed executions due to reasons beyond AST's control.

        You should recognize that neither Crystal River nor AST can assure you of a profit or protect you against a loss on shares purchased through the Plan. You must make independent investment and participation decisions based on your own judgment and research as you alone bear the risk of fluctuations in the market value of our common stock. You bear the risk of loss in value and you enjoy the benefits of gains from market price changes with respect to all of your shares.

30.   Will dividends continue to be paid while the Plan is in effect?

        In order to continue to qualify as a REIT, we must distribute to our stockholders at least 90% of our REIT taxable income (with certain adjustments) each year. This distribution requirement may limit our ability to maintain a constant level of dividend payments in the future if earnings decline, and limits the capital available to us to internally fund growth. The requirements to qualify for REIT tax status are complex and technical, and we may not be able to qualify for reasons beyond our control. Failing to qualify as a REIT could cause adverse tax consequences and reduce the amount of money available for distributions to our stockholders. Our board of directors has the ultimate discretion over our investment, financing and dividend policies, subject to statutory and regulatory requirements and other factors, such as maintaining our status as a REIT. While we expect to continue paying distributions to our stockholders, the amount and timing of these distributions may be changed, or the payment of dividends terminated, at any time without notice.

31.   Can I pledge my Plan shares?

        You may not pledge or assign book-entry shares held in your Plan account. Unless you first remove your shares from the Plan and request stock certificates for the shares, please note that you will not be able to pledge or hypothecate any shares held in your Plan account.

32.   Are there any other limits on the purchase of shares of common stock under the Plan?

        In order to qualify as a REIT under the Internal Revenue Code for each taxable year beginning after December 31, 2005, our shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, for our taxable years beginning after December 31, 2005, no more than 50% of the value of our outstanding shares of capital stock may be owned, directly or constructively, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the second half of any calendar year.

        Our charter, subject to certain exceptions, contains restrictions on the number of shares of our capital stock that a person may own and may prohibit certain entities from owning our shares. Our charter provides that (subject to certain exceptions described below) no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8% in value or in number of shares, whichever is more restrictive, of any class or series of our outstanding shares of capital stock.

        Our charter also prohibits any person from beneficially or constructively owning shares of our capital stock that would result in our being "closely held" under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT and from transferring shares of our capital stock if the transfer would result in our capital stock being owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership, or who is the intended transferee of shares of our stock which are transferred to the trust (as described below), is required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

        Our board of directors, in its sole discretion, may exempt a person from the foregoing restrictions. The person seeking an exemption must provide to our board of directors such representations, covenants and undertakings as our board of directors may deem appropriate in order to conclude that granting the exemption will not cause us to lose our status as a REIT.

        Our board of directors may also require a ruling from the Internal Revenue Service or an opinion of counsel in order to determine or ensure our status as a REIT.

        Until such time as all classes of our equity securities are "publicly-offered" for purposes of the regulations promulgated under the Employee Retirement Income Security Act of 1974 (ERISA), known as the DOL Plan Asset Regulations, our charter limits equity participation in any class of our capital stock by benefit plan investors to less than 25% in the aggregate, disregarding for such purposes any stock held by persons or their affiliates who have discretionary authority or control over our assets or who provide investment advice for a fee with respect to our assets (such as Hyperion Brookfield Crystal River, Brookfield and their respective affiliates), so that such participation in that class of our stock by benefit plan investors will not be deemed to be "significant." Since the consummation of our initial public offering in August 2006, we anticipate that our common stock is treated as "publicly-offered" securities for purposes of the DOL Plan Asset Regulations, and we have no other outstanding classes of capital stock.

        Any attempted transfer of our stock which, if effective, would result in a violation of the foregoing restrictions will cause the number of shares causing the violation (rounded to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in such shares. The automatic transfer will be deemed to be effective as of the close of business on the business day (as defined in our charter) prior to the date of the transfer. If, for any reason, the transfer to the trust does not occur or would not prevent a violation of the restrictions on ownership contained in our charter, our charter provides that the purported transfer will be void ab initio. Shares of our stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of stock held in the trust, will have no rights to dividends and no rights to vote or other rights attributable to the shares of stock held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

        Within 20 days of receiving notice from us that shares of our stock have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon such sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows: the proposed transferee will receive the lesser of (1) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the trust and (2) the price received by the trustee from the sale or other disposition of the shares. The trustee may reduce the amount payable to the proposed transferee by the amount of dividends or other distributions paid to the proposed transferee and owed by the proposed transferee to the trustee. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that shares of our stock have been transferred to the trust, the shares are sold by the proposed transferee, then (1) the shares shall be deemed to have been sold on behalf of the trust and (2) to the extent that the proposed transferee received an amount for the shares that exceeds the amount the proposed transferee was entitled to receive, the excess shall be paid to the trustee upon demand.

        In addition, shares of our stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and the market price on the date we, or our designee, accept the offer. We may reduce the amount payable to the proposed transferee by the amount of dividends or other distributions paid to the proposed transferee and owed by the proposed transferee to the trustee. We may pay the amount of such reduction to the trustee for the charitable beneficiary. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.

        All certificates representing shares of our capital stock will bear a legend referring to the restrictions described above.

        Every record owner of more than 1% (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) of all classes or series of our stock, including shares of common stock, within 30 days after the end of each taxable year, will be required to give written notice to us of the name of the actual owner of the shares, their address and the number of shares of each class and series of shares of our stock they own and a description of the manner in which the shares are held. Each owner shall provide to us such additional information as we may request in order to determine the effect, if any, of the ownership on our status as a REIT and to ensure compliance with the ownership limitations. In addition, each such owner shall upon demand be required to provide to us such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

        These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for the common stock or might otherwise be in the best interests of our stockholders.

33.   What are the federal income tax consequences of participating in the Plan?

        The following is a summary of the U.S. federal income tax consequences of participation in the Plan as of the date of this prospectus. However, this summary does not reflect every situation that could result from participation in the Plan, and we advise you to consult your own tax and other advisors for information about your specific situation. This summary does not address the tax implications of your ownership of shares of the common stock of a REIT, including the effect of distributions made in respect of such shares. Stockholders should also consult the general discussion under the caption "Federal Income Tax Considerations Relating to Crystal River" for a summary of federal income tax considerations related to the ownership of our common stock.

        Our distributions to stockholders constitute dividends for federal income tax purposes up to the amount of our positive current and accumulated earnings and profits and, to that extent, will be taxable as ordinary income (except to the extent that we designate any portion of such dividend as a "capital gain" dividend or, in the case of stockholders taxed at individual rates who satisfy certain holding period requirements, as "qualified dividend income" pursuant to applicable federal income tax rules, which is unlikely). To the extent that we make a distribution in excess of our earnings and profits, the distribution will be treated first as a tax-free return of capital to the extent of your tax basis in our common stock and, to the extent in excess of your basis, will be taxable as a gain realized from the sale of your common stock. Distributions to corporate stockholders, including amounts taxable as dividends to corporate stockholders, will not be eligible for the corporate dividends-received deduction.

        If you participate in the dividend reinvestment program under the Plan, it is expected that you will be treated for federal income tax purposes as having received, on the date the shares are acquired, a distribution in an amount equal to the sum of (a) the fair market value of the shares on the date the shares were acquired with reinvested dividends and (b) any cash distributions actually received by you with respect to common stock not included in the Plan. The total amount of cash dividends and other distributions will be reported to you and to the IRS on the appropriate tax form after the end of each year.

        Your tax basis in shares of common stock acquired under the Plan with reinvested cash distributions will be equal to the fair market value of such shares as of the date of acquisition of shares on your behalf under the Plan. Your holding period for shares of common stock acquired with reinvested cash distributions generally will commence on the day after the dividend payment date.

        You will not recognize gain or loss for U.S. federal income tax purposes upon your receipt of certificates for shares previously credited to your Plan account. However, you will generally recognize gain or loss when you sell or exchange shares received from the Plan or when a fractional share interest is liquidated. Such gain or loss will equal the difference between the amount that you receive for such fractional share interest or such shares and your tax basis in such fractional share interest or shares.

        We or the Plan Administrator may be required to deduct as "backup withholding" twenty-eight percent (28%) (the rate under current law) of all dividends paid to you, regardless of whether such dividends are reinvested pursuant to the Plan. Similarly, the Plan Administrator may be required to deduct backup withholding from all proceeds from sales of common stock held in your account. You are subject to backup withholding if: (a) you have failed properly to furnish us and the Plan Administrator with your correct tax identification number ("TIN"); (b) the IRS or a broker notifies us or the Plan Administrator that the TIN furnished by you is incorrect; (c) the IRS or a broker notifies us or the Plan Administrator that backup withholding should be commenced because you failed to properly report dividends paid to you; or (d) when required to do so, you fail to certify, under penalties of perjury, that you are not subject to backup withholding. If applicable, backup withholding amounts will be withheld from dividends before such dividends are reinvested under the Plan. Therefore, if you are subject to backup withholding, dividends to be reinvested under the Plan will be reduced by the backup withholding amount. Backup withholding is not an additional tax and any amounts withheld may be credited if appropriate documentation is provided to the IRS.

        If you are a foreign stockholder, you need to provide the required federal income certifications to establish your status as a foreign stockholder so that the backup withholding described above does not apply to you. You also need to provide the required certifications if you wish to claim the benefit of exemptions from federal income tax withholding or reduced withholding rates under a treaty or convention entered into between the United States and your country of residence. If you are a foreign stockholder whose dividends are subject to federal income tax withholding, the appropriate amount will be withheld and the balance in shares of common stock will be credited to your account.

        All costs of administering the Plan, except for the fees noted in response to Question 7, will be paid by us. Consistent with the conclusion reached by the IRS in a private letter ruling issued to another REIT, we intend to take the position that these costs do not constitute a distribution which is either taxable to you or which would reduce your basis in your shares. However, since the private letter ruling was not issued to us, we have no legal right to rely on its conclusions and the IRS could change its position or apply it differently to us.

        The foregoing is intended only as a general discussion of the current federal income tax consequences of participation in the Plan, and may not be applicable to certain participants, such as tax-exempt entities. You should consult your own tax and other professional advisors regarding the foreign, federal, state and local income tax consequences (including the effects of any changes in applicable law or interpretations thereof) of your individual participation in the Plan or the disposal of shares acquired pursuant to the Plan.

FEDERAL INCOME TAX CONSIDERATIONS RELATING TO CRYSTAL RIVER

        This section summarizes certain material federal income tax considerations that you, as a stockholder, may consider relevant. Paul, Hastings, Janofsky & Walker LLP has acted as our counsel, has reviewed this summary, and is of the opinion that the discussion contained herein, insofar as it purports to summarize matters of law and legal matters, provides a fair summary of such matters. Because this section is a summary, it does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations (except to the extent discussed in "—Taxation of Tax-Exempt Stockholders" below), financial institutions or broker-dealers, and non-U.S. individuals and foreign corporations (except to the extent discussed in "—Taxation of Non-U.S. Stockholders" below).

        The statements in this section are based on the current federal income tax laws. We cannot assure you that new laws, interpretations of law, or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

        For purposes of this section, the term "U.S. stockholder" means a holder of our common stock that, for United States federal income tax purposes, is:

  •
  a citizen or resident of the United States;

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  a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any of its States, or the District of Columbia;

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  an estate whose income is subject to U.S. federal income taxation regardless of its source; or

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  any trust if (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person.

        The term "non-U.S. stockholder" means a holder (other than an entity or arrangement treated as a partnership for federal income tax purposes) of our common stock other than a U.S. stockholder.

        If a partnership, entity or arrangement treated as a partnership for federal income tax purposes holds our common stock, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common stock, you should consult your tax advisor regarding the consequences of the purchase, ownership and disposition of our common stock by the partnership.

        We urge you to consult your own tax advisor regarding the specific tax consequences to you of the purchase, ownership and sale of our common stock and of our election to be taxed as a REIT. Specifically, you should consult your own tax advisor regarding the federal, state, local, foreign, and other tax consequences of such purchase, ownership, sale and election, and regarding potential changes in applicable tax laws.

Taxation of Crystal River

        We elected to be taxed as a REIT under the federal income tax laws commencing with our taxable year ended on December 31, 2005. We believe that, commencing with such taxable year, we have been organized and have operated in such a manner so as to qualify for taxation as a REIT under the federal income tax laws, and we intend to continue to operate in such a manner, but no assurances can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. This section discusses the laws governing the federal income tax treatment of a REIT and its stockholders. These laws are highly technical and complex.

        In connection with this offering, Paul, Hastings, Janofsky & Walker LLP is rendering an opinion that, commencing with our taxable year ended December 31, 2005, we have been organized in conformity with the requirements for qualification and taxation as a REIT under the federal income tax laws, and our actual and proposed method of operation has enabled us and will continue to enable us to meet the requirements for qualification and taxation as a REIT under the federal income tax laws for our taxable year ended December 31, 2007 and in the future. Investors should be aware that Paul, Hastings, Janofsky & Walker LLP's opinion is based upon customary assumptions, is conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the conduct of our business, and is not binding upon the Internal Revenue Service, or IRS, or any court. In addition, Paul, Hastings, Janofsky & Walker LLP's opinion is based on existing federal income tax law governing qualification as a REIT, which is subject to change, either prospectively or retroactively. Moreover, our qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our stock ownership, and the percentage of our earnings that we distribute. Paul, Hastings, Janofsky & Walker LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT, see "—Failure to Qualify."

        As a REIT, we generally will not be subject to federal income tax on the REIT taxable income that we distribute to our stockholders, but taxable income generated by Crystal River Capital TRS Holdings, Inc., our taxable REIT subsidiary, or TRS, will be subject to regular federal corporate income tax and any applicable state or local income tax on corporations. However, our stockholders will generally be taxed on dividends that they receive at ordinary income rates unless such dividends are designated by us as capital gain dividends, return of capital or qualified dividend income. This differs from non-REIT C corporations, which generally are subject to federal corporate income taxes but whose individual and certain non-corporate trust and estate stockholders are generally taxed on dividends they receive at a maximum rate of 15% (through 2010), and whose corporate stockholders generally receive the benefits of a dividends received deduction that substantially reduces the effective rate that they pay on such dividends. In general, income earned by a REIT and distributed to its stockholders will be subject to less aggregate federal income taxation than if such income were earned by a non-REIT C corporation, subjected to corporate income tax on C corporations, and then distributed and taxed to stockholders.

        While we generally are not subject to corporate income taxes on income that we distribute currently to stockholders, we will be subject to federal tax in the following circumstances:

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  We will pay federal income tax on taxable income, including net capital gain that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

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  We may be subject to the "alternative minimum tax" on any items of tax preference that we do not distribute or allocate to stockholders.

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  We will pay income tax at the highest corporate rate on:

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  net taxable income from the sale or other disposition of property acquired through foreclosure, or foreclosure property, that we hold primarily for sale to customers in the ordinary course of business, and

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  other non-qualifying income from foreclosure property.

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  We will pay a 100% tax on net taxable income earned from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business. See below under "Prohibited Transactions."

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  If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under "—Requirements for Qualification—Gross Income Tests," and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on the amount by which we fail the 75% gross income test or the 95% gross income test, multiplied, in either case, by a fraction intended to reflect our profitability.

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  In the event of a more than de minimis failure of the asset tests, as described below under "—Requirements for Qualification—Asset Tests," as long as the failure was due to reasonable cause and not to willful neglect and we dispose of the assets or otherwise comply with such asset tests within six months after the last day of the quarter in which the failure was discovered, we will pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy such asset tests.

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  If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests (due to reasonable cause and not willful neglect) and the asset tests, we will be required to pay a penalty of $50,000 for each such failure.

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  If we fail to distribute during a calendar year at least the sum of:

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  85% of our REIT ordinary income for the year,

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  95% of our REIT capital gain net income for the year, and

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  any undistributed taxable income from earlier periods,

    we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed, plus any retained amounts on which income tax has been paid at the corporate level.

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  We may elect to retain and pay income tax on our net long-term capital gain. In that case, a stockholder would include in income for federal income tax purposes its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the stockholder) and would receive a credit or refund for its proportionate share of the tax we paid.

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  We will be subject to a 100% excise tax on certain transactions between us and a TRS to the extent that such transactions are not conducted on an arm's length basis.

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  If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation's basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset. The amount of gain on which we will pay tax is the lesser of:

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  the amount of gain that we recognize at the time of the sale or disposition, and

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  the amount of gain that we would have recognized if we had sold the asset at the time we acquired it, assuming that the C corporation will not elect in lieu of this treatment to an immediate tax when the asset is acquired.

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  If we own a residual interest in a real estate mortgage investment conduit, or REMIC, we will be taxable at the highest corporate rate on the portion of any excess inclusion income that we derive from the REMIC residual interests equal to the percentage of our stock that is held by

    "disqualified organizations." Although the law is unclear, similar rules may apply if we own an equity interest in a taxable mortgage pool or certain other securitization vehicles. To the extent that we own a REMIC residual interest or a taxable mortgage pool through a TRS, we will not be subject to this tax. For a discussion of "excess inclusion income," see "—Requirements for Qualification—Taxable Mortgage Pools." A "disqualified organization" includes governmental entities and most tax-exempt organizations.

        In addition, notwithstanding our status as a REIT, we may also have to pay certain state and local income taxes, because not all states and localities treat REITs in the same manner that they are treated for federal income tax purposes. As further described below, any TRS in which we own an interest, including Crystal River Capital TRS Holdings, Inc., will be subject to federal corporate income tax, and state and local tax where applicable, on its taxable income.

Requirements For Qualification

        A REIT is a corporation, trust, or association that meets each of the following requirements:

        1.     It is managed by one or more trustees or directors.

        2.     Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest.

        3.     It would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws.

        4.     It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws.

        5.     At least 100 persons are beneficial owners of its shares or ownership certificates.

        6.     Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the federal income tax laws define to include certain entities, during the last half of any taxable year.

        7.     It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status.

        8.     It meets certain other qualification tests, described below, regarding the nature of its income and assets.

        We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Requirements 5 and 6 have applied to us since the beginning of our 2006 taxable year. If we comply with all the requirements for ascertaining the ownership of our outstanding stock in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under requirement 6, an "individual" generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An "individual," however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our stock in proportion to their actuarial interests in the trust for purposes of requirement 6.

        We have issued sufficient common stock with sufficient diversity of ownership to satisfy requirements 5 and 6. In addition, our charter restricts the ownership and transfer of our stock so that we should continue to satisfy these requirements. The provisions of our charter restricting the ownership and transfer of the common stock are described in "Description of Capital Stock—Restrictions on Ownership and Transfer."

        In addition, we must satisfy all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status, use a calendar year for federal income tax purposes, and comply with the record keeping requirements of the Internal Revenue Code and regulations promulgated thereunder.

        Taxable REIT Subsidiaries.    A REIT is permitted to own up to 100% of the stock of one or more "taxable REIT subsidiaries," or TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 20% of the value of a REIT's assets may consist of stock or securities of one or more TRSs.

        We and Crystal River Capital TRS Holdings, Inc. have jointly elected to treat Crystal River Capital TRS Holdings, Inc. as a TRS of ours. As a TRS, Crystal River Capital TRS Holdings, Inc. is subject to federal income tax, and state and local income tax where applicable, on its taxable income. To the extent that Crystal River Capital TRS Holdings, Inc. is required to pay taxes, it will have less cash available for distribution to us. If dividends are paid by Crystal River Capital TRS Holdings, Inc. to us, then the dividends we pay to our stockholders who are taxed as individuals, up to the amount of dividends we receive from Crystal River Capital TRS Holdings, Inc., will generally be eligible to be taxed at a maximum rate of 15% (through 2010) applicable to qualified dividend income. See "—Taxation of Taxable U.S. Stockholders." Currently, we anticipate that Crystal River Capital TRS Holdings, Inc. will retain its after-tax income, if any, rather than pay significant dividends subject to our compliance with the 20% asset test.

        The TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on certain transactions between a TRS and its parent REIT or the REIT's tenants to the extent that they are not conducted on an arm's length basis.

        Taxable Mortgage Pools.    An entity, or a portion of an entity, may be classified as a taxable mortgage pool under the Internal Revenue Code if:

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  substantially all of its assets consist of debt obligations or interests in debt obligations;

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  more than 50% of those debt obligations are real estate mortgage loans or interests in real estate mortgage loans as of specified testing dates;

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  the entity has issued debt obligations that have two or more maturities; and

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  the payments required to be made by the entity on its debt obligations "bear a relationship" to the payments to be received by the entity on the debt obligations that it holds as assets.

        Under U.S. Treasury regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise "substantially all" of its assets, and therefore the entity would not be treated as a taxable mortgage pool.

        We have made and in the future intend to make investments or enter into financing and securitization transactions that give rise to us being considered to own an interest in one or more taxable mortgage pools. Where an entity, or a portion of an entity, is classified as a taxable mortgage pool, it is generally treated as a taxable corporation for federal income tax purposes. However, special rules apply to a REIT, a portion of a REIT, or a wholly-owned REIT subsidiary, a "qualified REIT subsidiary," that is a taxable mortgage pool. The portion of the REIT's assets, held directly or through a qualified REIT subsidiary that qualifies as a taxable mortgage pool is treated as a qualified REIT subsidiary that is not subject to corporate income tax, and the taxable mortgage pool classification does not affect the tax status of the REIT. Rather, the consequences of the taxable mortgage pool classification would generally, except as described below, be limited to the REIT's stockholders. The Treasury Department has yet to issue regulations governing the tax treatment of the stockholders of a REIT that owns an interest in a taxable mortgage pool.

        A portion of our income from a taxable mortgage pool arrangement, which might be non-cash accrued income, or "phantom" taxable income, could be treated as "excess inclusion income." Excess inclusion income is an amount, with respect to any calendar quarter, equal to the excess, if any, of (i) income allocable to the holder of a REMIC residual interest or taxable mortgage pool interest over (ii) the sum of an amount for each day in the calendar quarter equal to the product of (a) the adjusted issue price at the beginning of the quarter multiplied by (b) 120% of the long-term federal rate (determined on the basis of compounding at the close of each calendar quarter and properly adjusted for the length of such quarter). This non-cash or "phantom" income would be subject to the distribution requirements that apply to us and could therefore adversely affect our liquidity. See "—Distribution Requirements."

        Our excess inclusion income would be allocated among our stockholders. A stockholder's share of excess inclusion income (i) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (ii) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from federal income tax, and (iii) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction for any otherwise applicable income tax treaty, to the extent allocable to most types of foreign stockholders. See "—Taxation of Taxable U.S. Stockholders," "—Taxation of Tax-Exempt Stockholders," and "—Taxation of Non-U.S. Stockholders." The manner in which excess inclusion income would be allocated among shares of different classes of our stock or how such income is to be reported to stockholders is not clear under current law. Tax-exempt investors, foreign investors, and taxpayers with net operating losses should carefully consider the tax consequences described above and are urged to consult their tax advisors in connection with their decision to invest in our common stock.

        If we own less than 100% of the ownership interests in a subsidiary that is a taxable mortgage pool, the foregoing rules would not apply. Rather, the subsidiary would be treated as a corporation for federal income tax purposes, and would potentially be subject to corporate income tax. In addition, this characterization would alter our REIT income, asset and diversification test calculations and could adversely affect our compliance with those requirements. We currently do not have, and currently do not intend to form, any subsidiary in which we own some, but less than all, of the ownership interests that are or will become taxable mortgage pools, and we intend to monitor the structure of any taxable mortgage pools in which we have an interest to ensure that they will not adversely affect our status as a REIT.

Gross Income Tests

        We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgage loans on real property or qualified temporary investment income. Qualifying income for purposes of the 75% gross income test generally includes:

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  rents from real property;

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  interest on debt secured by a mortgage on real property, or on interests in real property;

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  dividends or other distributions on, and gain from the sale of, shares in other REITs;

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  gain from the sale of real estate assets;

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  income derived from a REMIC in proportion to the real estate assets held by the REMIC, unless at least 95% of the REMIC's assets are real estate assets, in which case all of the income derived from the REMIC; and

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  income derived from the temporary investment of new capital that is attributable to the issuance of our stock or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

        Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities or any combination of these. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. In addition, income and gain from "hedging transactions," as defined in "—Hedging Transactions," that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the 95% gross income test (but not the 75% gross income test). We will monitor the amount of our non-qualifying income and we will manage our investment portfolio to comply at all times with the gross income tests. The following paragraphs discuss the specific application of the gross income tests to us.

        Interest.    The term "interest," as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person. However, interest generally includes the following:

  •
  an amount that is based on a fixed percentage or percentages of receipts or sales; and

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  an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying "rents from real property" if received directly by a REIT.

        If a loan contains a provision that entitles a REIT to a percentage of the borrower's gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property's value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

        Interest on debt secured by a mortgage on real property or on interests in real property, including, for this purpose, discount points, prepayment penalties, loan assumption fees, and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. However, if the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date the REIT agreed to originate or acquire the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property—that is, the amount by which the loan exceeds the value of the real estate that is security for the loan.

        The interest, original issue discount, and market discount income that we receive from our mortgage-related assets generally will be qualifying income for purposes of both gross income tests. However, some of our loans may not be secured by mortgages on real property or interests in real property. Our interest income from those loans will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. In addition, as discussed above, if the fair market value of the real estate securing any of our loans is less than the principal amount of the loan, a portion of the income from that loan will be qualifying income for purposes of the 95% gross income test but not the 75% gross income test.

        Fee Income.    We may receive various fees in connection with our operations. The fees will be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by income and profits of the borrower. Other fees are not qualifying income for purposes of either gross income test. Any fees earned by Crystal River Capital TRS Holdings, Inc., our TRS, will not be included for purposes of the gross income tests.

        Dividends.    Our share of any dividends received from any corporation (including Crystal River Capital TRS Holdings, Inc., our TRS, and any other TRS, but excluding any REIT) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest will be qualifying income for purposes of both gross income tests.

        Rents from Real Property.    Rents that we receive in respect of our ownership of real property or an interest therein will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if the following conditions are met:

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  First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of receipts or sales.

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  Second, rents we receive from a "related party tenant" will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a TRS, at least 90% of the property is leased to unrelated tenants and the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant.

  •
  Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

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  Fourth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an "independent contractor" who is adequately compensated and from whom we do not derive revenue. Furthermore, we may own up to 100% of the stock of a TRS, which may provide customary and non-customary services to tenants without tainting its rental income from the related properties.

        Hedging Transactions.    From time to time, we enter into hedging transactions with respect to one or more of our assets or liabilities. Income and gain from "hedging transactions" will be excluded from gross income for purposes of the 95% gross income test (but will be treated as nonqualifying income for purposes of the 75% gross income test). A "hedging transaction" includes any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets. We will be required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into. To the extent that we hedge for other purposes, or to the extent that a portion of our mortgage loans is not secured by "real estate assets" (as described below under "—Asset Tests") or in other situations, the income from those transactions will likely be treated as nonqualifying income for purposes of both gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

        Prohibited Transactions.    A REIT will incur a 100% tax on the net taxable income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets will be held primarily for sale to customers. Whether a REIT holds an asset "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances surrounding the sale, including those related to a particular asset. We cannot assure you that we will avoid owning property that may be characterized as property that we hold "primarily for sale to customers in the ordinary course of a trade or business." To the extent necessary to avoid the prohibited transactions tax, we will conduct sales of our assets through Crystal River Capital TRS Holdings, Inc. or one of our other TRSs.

        Foreclosure Property.    We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

  •
  that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

  •
  for which the related loan or lease was acquired by the REIT at a time when the default was not imminent or anticipated; and

  •
  for which the REIT makes a proper election to treat the property as foreclosure property.

        However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

  •
  on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

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  on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

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  which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

        Failure to Satisfy Gross Income Tests.    If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions generally will be available if:

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  our failure to meet such tests is due to reasonable cause and not due to willful neglect; and

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  following such failure for any taxable year, a schedule of the sources of our income is filed in accordance with regulations prescribed by the Secretary of the Treasury.

        We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in "—Taxation of Crystal River," even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the amount by which we fail the 75% or 95% gross income test, multiplied, in either case, by a fraction intended to reflect our profitability.

Asset Tests

        To qualify as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year. First, at least 75% of the value of our total assets must consist of:

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  cash or cash items, including certain receivables;

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  government securities;

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  interests in real property, including leaseholds and options to acquire real property and leaseholds;

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  interests in mortgage loans secured by real property;

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  stock in other REITs;

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  investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term; and

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  regular or residual interests in a REMIC. However, if less than 95% of the assets of a REMIC consists of assets that are qualifying real estate-related assets under the federal income tax laws, determined as if we held such assets, we will be treated as holding directly our proportionate share of the assets of such REMIC.

        Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer's securities may not exceed 5% of the value of our total assets.

        Third, we may not own more than 10% of the voting power or value of any one issuer's outstanding securities.

        Fourth, no more than 20% of the value of our total assets may consist of the securities of one or more TRSs.

        Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

        For purposes of the second and third asset tests, the term "securities" does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans that constitute real estate assets, or equity interests in a partnership.

        For purposes of the 10% value test, the term "securities" does not include:

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  "Straight debt" securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, and (ii) the interest rate and interest payment dates are not contingent on profits, the borrower's discretion, or similar factors. "Straight debt" securities do not include any securities issued by a partnership or a corporation in which we or any controlled TRS (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock) hold non-"straight debt" securities that have an aggregate value of more than 1% of the issuer's outstanding securities. However, "straight debt" securities include debt subject to the following contingencies:

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    a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer's debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

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    a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice.

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  Any loan to an individual or an estate.

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  Any "section 467 rental agreement," other than an agreement with a related party tenant.

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  Any obligation to pay "rents from real property."

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  Certain securities issued by governmental entities.

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  Any security issued by a REIT.

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  Any debt instrument of an entity treated as a partnership for federal income tax purposes to the extent of our interest as a partner in the partnership.

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  Any debt instrument of an entity treated as a partnership for federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership's gross income, excluding income from the prohibited transaction, is qualifying income for purposes of the 75% gross income test described above in "—Requirements for Qualification—Gross Income Tests."

        It is possible that we may hold mezzanine loans that are secured by equity interests in a non-corporate entity that directly or indirectly owns real property. IRS Revenue Procedure 2003-65 provides a safe harbor pursuant to which a mezzanine loan to such a non-corporate entity, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests (described below), and interest derived from it will be treated as qualifying mortgage interest for purposes of the 75% gross income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. Moreover, the mezzanine loans that we acquire may not meet all of the requirements for reliance on this safe harbor. For example, our corporate mezzanine loans will not qualify for the safe harbor and generally will not be qualifying assets for purposes of the 75% asset test.

        We believe that most of the residential mortgage loans and mortgage-backed securities that we hold are, and those that we expect to hold will be, qualifying assets for purposes of the 75% asset test. For purposes of these rules, however, if the outstanding principal balance of a mortgage loan exceeds the fair market value of the real property securing the loan, a portion of such loan likely will not be a qualifying real estate asset under the federal income tax laws. Although the law on the matter is not entirely clear, it appears that the non-qualifying portion of that mortgage loan will be equal to the portion of the loan amount that exceeds the value of the associated real property that is security for that loan. Our debt securities issued by other REITs or C corporations that are not secured by mortgages on real property, such as corporate mezzanine loans, will not be qualifying assets for purposes of the 75% asset test. We believe that any stock that we will acquire in other REITs will be qualifying assets for purposes of the 75% asset test. However, if a REIT in which we own stock fails to qualify as a REIT in any year, the stock in such REIT will not be a qualifying asset for purposes of the 75% asset test. Instead, we would be subject to the second, third, fourth, and fifth assets tests described above with respect to our investment in such a disqualified REIT. We will also be subject to those assets tests with respect to our investments in any non-REIT C corporations for which we do not make a TRS election. We anticipate that value of our investment in Crystal River Capital TRS Holdings, Inc., our TRS, will be less than 20% of the value of our total assets.

        We will monitor the status of our assets for purposes of the various asset tests and will seek to manage our portfolio to comply at all times with such tests. There can be no assurances, however, that we will be successful in this effort. In this regard, to determine our compliance with these requirements, we will need to estimate the value of the real estate securing our mortgage loans at various times. In addition, we will have to value our investment in our other assets to ensure compliance with the asset tests. Although we will seek to be prudent in making these estimates, there can be no assurances that the IRS might not disagree with these determinations and assert that a different value is applicable, in which case we might not satisfy the 75% and the other asset tests and would fail to qualify as a REIT. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT qualification if:

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  we satisfied the asset tests at the end of the preceding calendar quarter; and

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  the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

        If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

        In the event that we violate the second or third asset tests described above at the end of any calendar quarter, we will not lose our REIT qualification if (i) the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and (ii) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter. In the event of a more than de minimis failure of any of the asset tests, as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT qualification if we (i) dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter of identification of the issue and (ii) pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

        To avoid an inadvertent violation of the second, third or fourth asset tests described above, we may form a trust the sole beneficiary of which will be Crystal River Capital TRS Holdings, Inc., our TRS. Upon an uncured violation of the second, third or fourth asset tests described above that we believe may not qualify due to reasonable cause and not due to willful neglect, the asset or assets causing the violation would be deemed automatically to have been transferred to the trust prior to the occurrence of the violation. Once a deemed transfer occurs, we would have no further ownership interest in the assets transferred, and all income subsequently accruing with respect to the transferred assets would be reported on Crystal River Capital TRS Holdings, Inc.'s tax returns and would be subject to federal income tax, and state and local tax where applicable. Although the IRS has issued favorable protective asset trust rulings to a REIT, there can be no assurances that the IRS would respect the deemed transfer of assets to the trust.

        We currently believe that the mortgage-related assets, securities, real property and other assets that we hold do satisfy, and those that we expect to hold will satisfy, the foregoing asset test requirements. However, no independent appraisals will be obtained to support our conclusions as to the value of our assets and securities, or in many cases, the real estate collateral for the mortgage loans that we hold. Moreover, the values of some assets may not be susceptible to a precise determination. As a result, there can be no assurance that the IRS will not contend that our ownership of securities and other assets violates one or more of the asset tests applicable to REITs.

Distribution Requirements

        Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to:

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  the sum of

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  90% of our "REIT taxable income," computed without regard to the dividends paid deduction and our net capital gain, and

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  90% of our after-tax net income, if any, from foreclosure property, minus

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  the sum of certain items of non-cash income.

        We must pay such distributions in the taxable year to which they relate, or in the following taxable year if either (i) we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration or (ii) we declare the distribution in October, November or December of the taxable year, payable to stockholders of record on a specified day in any such month, and we actually pay the dividend before the end of January or the following year. The distributions under clause (i) are taxable to the stockholders in the year in which paid, and the distributions in clause (ii) are treated as paid on December 31 of the prior taxable year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

        We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

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  85% of our REIT ordinary income for such year,

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  95% of our REIT capital gain income for such year, and

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  any undistributed taxable income from prior periods,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See "—Taxation of Taxable U.S. Stockholders." If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

        It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. Possible examples of those timing differences include the following:

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  Because we may deduct capital losses only to the extent of our capital gains, we may have taxable income that exceeds our economic income.

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  We will recognize taxable income in advance of the related cash flow if any of our mortgage-backed securities are deemed to have original issue discount. We generally must accrue original issue discount based on a constant yield method that takes into account projected prepayments but that defers taking into account credit losses until they are actually incurred.

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  We may recognize taxable market discount income when we receive the proceeds from the disposition of, or principal payments on, loans that have a stated redemption price at maturity that is greater than our tax basis in those loans, although such proceeds often will be used to make non-deductible principal payments on related borrowings.

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  We may recognize phantom taxable income from any residual interests in REMICs or retained ownership interests in mortgage loans subject to collateralized mortgage obligation debt.

        Although several types of non-cash income are excluded in determining the annual distribution requirement, we will incur corporate income tax and the 4% nondeductible excise tax with respect to those non-cash income items if we do not distribute those items on a current basis. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional common or preferred stock.

        Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying "deficiency dividends" to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

        We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our outstanding stock. We intend to comply with these requirements.

Failure to Qualify

        If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in "—Gross Income Tests" and "—Asset Tests."

        If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to stockholders. In fact, we would not be required to distribute any amounts to stockholders in that year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to stockholders would be taxable as ordinary income. Subject to certain limitations of the federal income tax laws, corporate stockholders might be eligible for the dividends received deduction and individual and certain non-corporate trust and estate stockholders may be eligible for a reduced federal income tax rate, currently at a maximum rate of 15%, on such dividends. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxable REIT Subsidiaries

        As described above, we may own up to 100% of the stock of one or more TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by us. A corporation will not qualify as a TRS if it directly or indirectly operates or manages any hotels or health care facilities or provides rights to any brand name under which any hotel or health care facility is operated. We and our corporate subsidiary must elect for the subsidiary to be treated as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 20% of the value of our assets may consist of securities of one or more TRSs, and no more than 25% of the value of our assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test. The TRS rules limit the deductibility of interest paid or accrued by a TRS to us to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on certain transactions between a TRS and us or our tenants to the extent that they are not conducted on an arm's length basis. We made an election to treat Crystal River Capital TRS Holdings, Inc. as a TRS. We believe that all transactions between us and Crystal River Capital TRS Holdings, Inc. and any other TRS that we form or acquire will be conducted on an arm's length basis.

Taxation of Taxable U.S. Stockholders

        As long as we qualify as a REIT, a taxable "U.S. stockholder" must generally take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. Such distribution to a U.S. stockholder will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. stockholder generally will not be treated as "qualified dividend income" eligible through 2010 for a maximum federal rate of taxation of 15% because we are not generally subject to federal income tax on the portion of our REIT taxable income distributed to our stockholders (see "—Taxation of Crystal River" above). As a result, our ordinary REIT dividends will continue to be taxed at the higher tax rate generally applicable to ordinary income. Currently, the highest marginal individual income tax rate on ordinary income is 35%. However, the maximum 15% tax rate for qualified dividend income may apply to our ordinary REIT dividends to the extent attributable to (i) dividends received by us from non-REIT corporations, such as our TRSs, and (ii) income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income) and received by non-corporate taxpayers if certain holding periods are satisfied.

        A U.S. stockholder generally will take into account distributions that we designate as capital gain dividends as long-term capital gain without regard to the period for which the U.S. stockholder has held our common stock. A corporate U.S. stockholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

        A U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. stockholder's common stock. Instead, the distribution will reduce the adjusted basis of such common stock. A U.S. stockholder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. stockholder's adjusted basis in his or her com2mon stock as long-term capital gain, or short-term capital gain if the shares of common stock have been held for one year or less, assuming the shares of common stock are a capital asset in the hands of the U.S. stockholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. stockholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year and that such distribution qualifies as a dividend consisting of current and accumulated earnings and profits.

        Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of our common stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any "passive activity losses," such as losses from certain types of limited partnerships in which the stockholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of our common stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

        We may recognize taxable income in excess of our economic income, known as phantom income, in the first years that we hold certain investments, and experience an offsetting excess of economic income over our taxable income in later years. As a result, stockholders at times may be required to pay federal income tax on distributions that economically represent a return of capital rather than a dividend. These distributions would be offset in later years by distributions representing economic income that would be treated as returns of capital for federal income tax purposes. Taking into account the time value of money, this acceleration of federal income tax liabilities may reduce a stockholder's after-tax return on his or her investment to an amount less than the after-tax return on an investment with an identical before-tax rate of return that did not generate phantom income.

        Any excess inclusion income that we recognize generally will be allocated among our stockholders to the extent that it exceeds our undistributed REIT taxable income in a particular year. A stockholder's share of excess inclusion income would not be allowed to be offset by any net operating losses or other deductions otherwise available to the stockholder.

Taxation of U.S. Stockholders on the Disposition of Common Stock

        In general, a U.S. stockholder must treat any gain or loss realized upon a taxable disposition of our common stock as long-term capital gain or loss if the U.S. stockholder has held the common stock for more than one year and otherwise as short-term capital gain or loss. In general, a U.S. stockholder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder's adjusted tax basis in such common stock. A stockholder's adjusted tax basis generally will equal the U.S. stockholder's acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on it and reduced by any returns of capital. However, a U.S. stockholder must treat any loss upon a sale or exchange of common stock held by such stockholder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. stockholder treats as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of the common stock may be disallowed if the U.S. stockholder purchases other shares of our common stock within the 61-day period beginning 30 days before and ending 30 days after the disposition of the common stock.

Capital Gains and Losses

        A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate currently is 35% (which rate is scheduled to apply until December 31, 2010). The maximum tax rate on long-term capital gain applicable to individuals, trusts and estates is 15% for sales and exchanges of assets held for more than one year occurring through December 31, 2010. The characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000, or $1,500 in the case of a married individual filing a separate tax return. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses generally being eligible to be carried back three years and forward five years.

Information Reporting Requirements and Backup Withholding

        We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding, currently at a rate of 28%, with respect to distributions unless the holder:

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  is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

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  provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

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  A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. Non-U.S. stockholders generally are not subject to backup withholding, however, we may be required to withhold a portion of capital gain distributions to any non-U.S. stockholders who fail to certify their non-foreign status to us.

Taxation of Tax-Exempt Stockholders

        Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. While many investments in real estate generate UBTI, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt stockholders generally should not constitute UBTI. However, if a tax-exempt stockholder were to finance its acquisition of our common stock with debt, a portion of the income that it receives from us would constitute UBTI pursuant to the "debt-financed property" rules. Moreover, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI. Furthermore, a tax-exempt stockholder's share of any excess inclusion income that we recognize would be subject to tax as UBTI.

Taxation of Non-U.S. Stockholders

        The rules governing U.S. federal income taxation of non-U.S. stockholders are complex. This section is only a summary of such rules. We urge non-U.S. stockholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on ownership of our common stock, including any reporting requirements.

        A non-U.S. stockholder that receives a distribution that is not attributable to gain from our sale or exchange of United States real property interests, as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay the distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. stockholder's conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. stockholders are taxed on distributions and also may be subject to the 30% branch profits tax in the case of a corporate

non-U.S. stockholder. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any distribution paid to a non-U.S. stockholder unless either:

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  a lower treaty rate applies and the non-U.S. stockholder provides us with the appropriate IRS Form W-8 evidencing eligibility for that reduced rate, or

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  the non-U.S. stockholder provides us with an IRS Form W-8ECI claiming that the distribution is effectively connected income.

        However, reduced treaty rates are not available to the extent that the income allocated to the non-U.S. stockholder is excess inclusion income. Our excess inclusion income generally will be allocated among our stockholders to the extent that it exceeds our undistributed REIT taxable income in a particular year.

        A non-U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted basis of its common stock. Instead, the excess portion of the distribution will reduce the adjusted basis of that common stock. A non-U.S. stockholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of the common stock, if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of its common stock, as described below. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. stockholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

        We may be required to withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% (unless a lower treaty rate applies) on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30% (or other applicable treaty rate).

        For any year in which we qualify as a REIT, a non-U.S. stockholder will incur tax on distributions that are attributable to gain from our sale or exchange of "United States real property interests" under special provisions of the federal income tax laws known as the Foreign Investment in Real Property Tax Act, or "FIRPTA." The term "United States real property interests" includes interests in real property and shares in corporations at least 50% of whose assets consists of interests in real property. The term "United States real property interests" generally does not include mortgage loans or mortgage-backed securities. Under the FIRPTA rules, a non-U.S. stockholder is taxed on distributions attributable to gain from sales of United States real property interests as if the gain were effectively connected with a U.S. business of the non-U.S. stockholder. A non-U.S. stockholder thus would be taxed on such a distribution at the normal capital gain rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 35% of any such distribution that we could designate as a capital gain dividend. A non-U.S. stockholder may receive a credit against our tax liability for the amount we withhold. Because our common stock is traded on an established securities market, capital gain distributions that are attributable to our sale of real property will be treated as ordinary dividends rather than as gain from the sale of a United States real property interest, as long as the non-U.S. stockholder receiving such distributions does not own more than 5% of our common stock during the taxable year. As a result, non-U.S. stockholders generally would be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends.

        Because our common stock is regularly traded on an established securities market, an additional exception to the tax under FIRPTA is available, even if we do not qualify as a domestically-controlled REIT at the time the non-U.S. stockholder sells our common stock. The gain from such a sale by such a non-U.S. stockholder will not be subject to tax under FIRPTA if:

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  our common stock is considered regularly traded under applicable Treasury regulations on an established securities market, such as the New York Stock Exchange; and

  •
  the non-U.S. stockholder owned, actually or constructively, 5% or less of our common stock at all times during a specified testing period.

  •
  If the gain on the sale of the common stock were taxed under FIRPTA, a non-U.S. stockholder would be taxed on that gain in the same manner as U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Furthermore, a non-U.S. stockholder generally will incur tax on gain not subject to FIRPTA if:

  •
  the gain is effectively connected with the non-U.S. stockholder's U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, or the

  •
  non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year, in which case the non-U.S. stockholder will incur a 30% tax on his or her capital gains.

Sunset of Reduced Tax Rate Provisions

        Several of the tax considerations described herein are subject to a sunset provision. The sunset provisions generally provide that for taxable years beginning after December 31, 2010, certain provisions that are currently in the Internal Revenue Code will revert back to a prior version of those provisions. These provisions include provisions related to the reduced maximum income tax rate for long-term capital gains of 15% (rather than 20%) for taxpayers taxed at individual rates. Stockholders should consult their own tax advisors regarding the effect of sunset provisions on an investment in our common stock.

State and Local Taxes

        We and/or our stockholders may be subject to taxation by various states and localities, including those in which we or a stockholder transacts business, owns property or resides. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, stockholders should consult their own tax advisors regarding the effect of state and local tax laws upon an investment in the common stock.

PLAN OF DISTRIBUTION

        Except to the extent the Plan Administrator purchases shares of our common stock in open market transactions, we will sell directly to the Plan Administrator the common stock acquired under the Plan. The shares may be resold in market transactions on any national securities exchange on which shares of our common stock trade or in privately negotiated transactions. Our common stock currently is listed on the NYSE.

        We may sell shares of our common stock through the Plan to persons who, in connection with the resale of the shares, may be considered underwriters. In connection with these types of transactions, compliance with Regulation M under the Exchange Act would be required. We will not give any person any rights or privileges other than those that the person would be entitled to as a participant under the Plan. We will not enter into any agreement with any person regarding the person's purchase, resale or distribution of shares.

        Subject to the availability of shares of our common stock registered for issuance under the Plan and restrictions contained in our charter as described in question 32, there is no total maximum number of shares that can be issued pursuant to the reinvestment of dividends. In connection with any reinvestment of dividends in which the Plan Administrator purchases shares of our common stock on the open market, you will pay your pro rata share of all brokerage commissions. You also will have to pay any fees payable in connection with your voluntary sale of shares from your Plan account and/or withdrawal from the Plan. See Question 7 above for a description of the fees payable by participants in the Plan.

LEGAL MATTERS

        The validity of the shares of our common stock offered hereby will be passed upon for us by Venable LLP, Baltimore, Maryland. Certain other matters in connection with the offering of shares of our common stock by this prospectus will be passed upon for us by Paul, Hastings, Janofsky & Walker LLP.

EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedules included in our Annual Report on Form 10-K for the year ended December 31, 2007, and the effectiveness of our internal control over financial reporting as of December 31, 2007, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or Commission. You may read and copy any materials we have filed with the Commission at the Commission's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Room. The Commission also maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information concerning issuers that file electronically with the Commission, including us. We also maintain an Internet site at www.crystalriverreit.com that contains information concerning us. The information contained or referred to on our website is not incorporated by reference in this prospectus and is not a part of this prospectus.

        We have filed with the Commission a registration statement on Form S-3 under the Securities Act of 1933 to register the securities being offered in this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules to the registration statement. For further information regarding us and our securities, please refer to the registration statement and the documents filed or incorporated by reference as exhibits to the registration statement. You may obtain the registration statement and its exhibits from the Commission as indicated above or from us. Statements contained in this prospectus as to the contents of any contract or other document that is filed or incorporated by reference as an exhibit to the registration statement may not contain all the information that is important to you. We therefore refer you to the full text of the contract or other document filed or incorporated by reference as an exhibit to the registration statement.

        The Commission allows us to "incorporate by reference" the information we file with the Commission, which means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information.

        The following documents, which have been filed with the Commission (File No. 001-32958), are incorporated herein by reference:

  •
  our annual report on Form 10-K for the year ended December 31, 2007 filed with the Commission on March 13, 2008;

  •
  our definitive proxy statement on Schedule 14A filed with the Commission on April 28, 2008; and

  •
  the description of our common stock in our registration statement on Form 8-A, filed with the Commission on July 25, 2006, including any amendments or reports filed for the purpose of updating such description.

        In addition, all documents subsequently filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of the offering are deemed incorporated by reference into this prospectus and a part hereof from the date of filing of those documents. Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of our current reports on Form 8-K, including the related exhibits, is not incorporated by reference in this registration statement.

        Any statement contained in any document incorporated by reference shall be deemed to be amended, modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or a later document that is or is considered to be incorporated by reference herein amends, modifies or supersedes such statement. Any statements so amended, modified or superseded shall not be deemed to constitute a part of this prospectus, except as so amended, modified or superseded.

        We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above that have been or may be incorporated by reference into this prospectus at no cost to the requester. Requests for such documents should be directed to Crystal River Capital, Inc., Attn: Corporate Secretary, Three World Financial Center, 200 Vesey Street, 10th Floor, New York, New York 10281-1010, Tel: (212) 549-8400.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

        Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our charter contains such a provision which eliminates directors' and officers' liability to the maximum extent permitted by Maryland law.

        Our charter authorizes us, and our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while serving as our director or officer and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made, or is threatened to be made, a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served our predecessor in any of the capacities described above and any of our or our predecessor's employees or agents.

        Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or are threatened to be made, a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

5,000,000 Shares of Common Stock
Crystal River Capital, Inc.
Dividend Reinvestment Plan

PROSPECTUS

May 1, 2008

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

        The following table sets forth the expenses to be borne by the registrant in connection with the offering described in this registration statement. All such expenses other than the Securities and Exchange Commission registration fee are estimates.

Securities and Exchange Commission registration fee	$1,637
NYSE supplemental listing application fee	5,000
Accounting fees and expenses*	10,000
Legal fees and expenses*	40,000
Printing and engraving costs*	6,000
Plan Administrator's Fees and Expenses	3,000
Miscellaneous*	363

TOTAL	$66,000

    *
    Estimated pursuant to instruction to Item 511 of Regulation S-K.

Item 15.    Indemnification of Directors and Officers

        Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our charter contains such a provision which eliminates directors' and officers' liability to the maximum extent permitted by Maryland law.

        Our charter authorizes us, and our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while serving as our director or officer and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made, or is threatened to be made, a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served our predecessor in any of the capacities described above and any of our or our predecessor's employees or agents.

        Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or are threatened to be made, a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Item 16.    Exhibits

        The following documents are filed as exhibits to this registration statement:

Exhibit No.	Description
4.1	Articles of Amendment and Restatement of the Registrant's Charter (incorporated herein by reference to Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2006, Commission File No. 1-32958).
4.2
Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K filed with the Commission on May 15, 2007, Commission File No. 1-32958).
4.3
Form of Certificate of Common Stock for Crystal River Capital, Inc. (filed as Exhibit 4.1 to Crystal River's Registration Statement on Amendment No. 3 to Form S-11 (Commission File No. 333-130256) filed on July 13, 2006 and incorporated herein by reference).
5.1	Opinion of Venable LLP as to legality of the securities being registered(1)
8.1	Opinion of Paul, Hastings, Janofsky & Walker LLP regarding Tax Matters(1)
23.1	Consent of Ernst & Young LLP(1)
23.2	Consent of Venable LLP (included in the opinion filed as Exhibit 5.1)
23.3	Consent of Paul, Hastings, Janofsky & Walker LLP (included in the opinion filed as Exhibit 8.1)
24.1	Power of Attorney (included on signature page)(1)

(1)
Filed herewith.

Item 17.    Undertakings

        (a)   The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which,

    individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

          (5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

          The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

            (i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

            (ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 1st day of May, 2008.

CRYSTAL RIVER CAPITAL, INC.
By:	/s/ CLIFFORD E. LAI Clifford E. Lai President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Clifford E. Lai, Craig J. Laurie and Jonathan C. Tyras, and each of them singly, such person's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities (including such person's capacity as a director and/or officer of Crystal River Capital, Inc.), to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ CLIFFORD E. LAI Clifford E. Lai	Director, President and Chief Executive Officer (principal executive officer)	May 1, 2008
/s/ CRAIG J. LAURIE Craig J. Laurie	Chief Financial Officer (principal financial and accounting officer)	May 1, 2008

/s/ BRUCE K. ROBERTSON Bruce K. Robertson	Chairman of the Board	May 1, 2008
/s/ RODMAN L. DRAKE Rodman L. Drake	Director	May 1, 2008

/s/ JANET GRAHAM Janet Graham	Director	May 1, 2008
/s/ HARALD HANSEN Harald Hansen	Director	April 29, 2008
/s/ WILLIAM F. PAULSEN William F. Paulsen	Director	April 27, 2008
/s/ LOUIS P. SALVATORE Louis P. Salvatore	Director	May 1, 2008

EXHIBIT INDEX

Exhibit No.	Description
4.1	Articles of Amendment and Restatement of the Registrant's Charter (incorporated herein by reference to Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2006, Commission File No. 1-32958).
4.2	Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K filed with the Commission on May 15, 2007, Commission File No. 1-32958).
4.3	Form of Certificate of Common Stock for Crystal River Capital, Inc. (filed as Exhibit 4.1 to Crystal River's Registration Statement on Amendment No. 3 to Form S-11 (Commission File No. 333-130256) filed on July 13, 2006 and incorporated herein by reference).
5.1	Opinion of Venable LLP as to legality of the securities being registered(1)
8.1	Opinion of Paul, Hastings, Janofsky & Walker LLP regarding Tax Matters(1)
23.1	Consent of Ernst & Young LLP(1)
23.2	Consent of Venable LLP (included in the opinion filed as Exhibit 5.1)
23.3	Consent of Paul, Hastings, Janofsky & Walker LLP (included in the opinion filed as Exhibit 8.1)
24.1	Power of Attorney (included on signature page)(1)

(1)
Filed herewith.

QuickLinks

DIVIDEND REINVESTMENT PLAN
5,000,000 SHARES OF COMMON STOCK
TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
ABOUT CRYSTAL RIVER CAPITAL, INC.
SUMMARY
RISK FACTORS
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
INFORMATION ABOUT THE PLAN
FEDERAL INCOME TAX CONSIDERATIONS RELATING TO CRYSTAL RIVER
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution
  Item 15. Indemnification of Directors and Officers
  Item 16. Exhibits
  Item 17. Undertakings
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX